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Exhibit 10(b)

MAGELLAN BEHAVIORAL HEALTH SHORT-TERM INCENTIVE PLAN
(Effective October 1, 1999)

Purpose

    The purpose of Magellan Behavioral Health Short-Term Incentive Plan (the "Plan") is to reward employees for attaining key measures of success during the fiscal year and for contributing to the overall performance of Magellan Health Services, Inc. ("Magellan" or the "Company").

    Magellan Behavioral Health's STIP is funded in part by the financial performance of Magellan Behavioral Health relative to its targets for the fiscal year, and in part by the financial performance of Magellan Health Services relative to its earnings per share target.

    Any cash distribution to Magellan Behavioral Health employees under the STIP is contingent upon the attainment of performance measures by both Magellan Health Services, Inc. and Magellan Behavioral Health as outlined below.

Description of the Plan

    The Plan is designed to measure the success of Magellan Behavioral Health in achieving its financial targets as measured by cash flow. The STIP pool is funded by a combination of (1) Magellan Behavior Health's performance against its cash flow target, and (2) a measure of corporate earnings per share (EPS). Distribution of STIP awards to employees is determined by a combination of performance against corporate targets, business unit performance as applicable for non-corporate areas, the target bonus percentage assigned to the position, and individual performance for the plan year. The Plan is driven by the budgeted financial measures (the "Targets") approved by the Company's board of Directors or by the Compensation Committee of such Board of Directors. Any short-term incentive available, in whole or in part, will be based upon the following additive factors.

    33.33%—Cash flows from operations defined as EBITDA, less working capital, less capital expenditures, excluding any unusual items

    66.67%—Consolidated diluted EPS from continuing operations excluding any unusual items

    A significant, unexpected change in the operations and cash flows of Magellan Behavioral Health (e.g., acquisitions and/or divestitures) may result in an adjustment to the Targets. The Compensation Committee of the Board of Directors and CEO will determine which events, if any, should result in adjustments to the Targets.

Definitions

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  Unusual Items—charges to earnings or non-recurring gains or losses that the Company has historically presented as non-operating charges in its consolidated statement of operations. Examples include gains or losses on asset sales, insurance or legal settlements, customer concessions resulting in increased liquidity and/or contract extensions, office closure costs and related severance and asset impairments; charges to earnings related to mergers and acquisitions, including severance cost, lease termination costs and outside consulting costs.

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  Capital Expenditures—payments to acquire property, plant and equipment or the costs of developing internal-use software.

Plan Funding

    The Plan will be funded based on the level of actual results achieved compared to key financial targets. Magellan Health Services, Inc. must achieve 75% of the target established for consolidated diluted EPS, and Magellan Behavioral Health must achieve 90% of the target established for Cash Flows before any cash funding of the Plan occurs.

    The following tables detail the amount of the Pool payable based on budgeted Cash Flows and Consolidated Diluted EPS as described above:

Cash Flows

Level of Achievement (% of target)		Incentive Pool Funding (Weighted 33 1/3%)
<90%	=	0% Funded
90% to 94%%	=	Fund at -6% for every 1% in this range
<94% to 97%	=	Fund at -4% for every 1% in this range
<97% to <100%	=	Fund at -2% for every 1% in this range
100%	=	100% Funded
<100% to 125%	=	100% Plus 1% for every 1% in this range

Consolidated Diluted EPS

Level of Achievement (% of target)		Incentive Pool Funding (Weighted 66 1/3%)
<75%	=	0% Funded
75% to <81%	=	Fund at -1.5% for every 1% in this range
81% to <91%	=	Fund at -1% for every 1% in this range
91% to <100%	=	Fund at -0.5% for every 1% in this range
100%	=	100% Funded
<100% to 125%	=	100% Plus 1% for every 1% in this range

Allocation of Short-Term Incentive Pool

    Magellan Behavioral Health business unit and corporate departments will be allocated their respective portion of the STIP pool based on the factors and criteria noted above.

Eligible Participants

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  Eligibility for participation in the Plan is limited to regular full-time employees

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  Individual target bonus percentages are based on position level within Magellan Behavioral Health.

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  Each participant's individual target STIP award is based on a percentage of his/her salary as of September 30, 2000

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  Only full-time active employees in a STIP eligible position hired by Magellan Behavioral Health prior to April 1, 2000 are eligible to participate in the fiscal year 2000 plan. Employees hired between October 1, 1999 and March 31, 2000 will receive a pro-rata portion of their award for partial year participation (number of semi-monthly pay periods of employment divided by twenty-four)

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  Non-management employees have a separate and specific schedule for eligibility.

Condition of Payment

    No incentive compensation will be paid to any employee if employment is terminated, whether voluntary or involuntary, prior to the actual payment date, unless otherwise provided for in an employment agreement. However, exceptions may be made to the foregoing policy in unusual cases including, but not limited to, the death of an employee during the fiscal year or termination of employment due to total or partial disability or retirement with the consent of the Company by the President and COO of Magellan Health Services, or, in the case of the President's compensation, the CEO of Magellan Health Services, Inc. by recommendation to the Compensation Committee of the Board.

    Short-term incentive awards are payable to employees during the second quarter of the fiscal year following the plan year, unless an executed Supplemental Accumulation Plan deferral election is made prior to October 31, 2000 to defer this bonus payment.

Method of Calculation

    Each eligible participant must meet the goals established by management. In order to receive a bonus, each participant must be recommended for all, part, none, or an amount greater than the bonus (up to 150% of target) based on individual performance, by his or her direct supervisor, with the approval of the President and COO, or in the case of the President and COO, with the approval of the Compensation Committee of the Board. Each participant's assigned bonus percentage of base pay corresponds to established targets set by management. The various bonus target percentages are:

Target Bonus Percentage

Level in Organization	Target Bonus % of Base Salary
President and COO	40 to 50%
EVP & Above	25 to 35%
SVP	20 to 30%
RVP/LOU President	20 to 30%
VP	15 to 25%
Director	10 to 20%
Manager	5 to 10%
Supervisor	5%
Other Exempt	3%
Nonexempt	2%

    Actual payments under the Plan are at the sole discretion of the President and COO of Magellan Behavioral Health depending on the financial condition and future prospects of the Company at the time payment is due.

    For officer positions, a percentage of the short-term incentive may be replaced by a stock option grant.

Interpretation, Administration and Duration

    Any areas of question, interpretation, dispute, etc. concerning any area of this plan shall be governed by a Committee of Company officers. The Committee is defined as the CEO, the Executive Vice President/CFO, and the SVP of Human Resources. This plan shall be effective for the 2000 fiscal year beginning October 1, 1999. The Committee and the Board of Directors each retain the authority to modify, repeal or discontinue the plan on a prospective or retrospective basis, for any reason.

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MAGELLAN BEHAVIORAL HEALTH SHORT-TERM INCENTIVE PLAN (Effective October 1, 1999)
Cash Flows
Consolidated Diluted EPS
Target Bonus Percentage